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                                                                     Exhibit 8.1

                           SUBSIDIARIES OF THE COMPANY


Subsidiary                                                    Jurisdiction
----------                                                    ------------
Alba Waldensian, Inc                                          Delaware
AlbaHealth, LLC                                               Delaware
New Net Industries Ltd                                        Israel
New - Pal Ltd                                                 Israel
Hi-Tex Founded By Tefron Ltd.                                 Israel
El-Masira Textile Company Ltd.                                Jordan
Tefron Holding Netherland B.V.                                Netherlands
JBA Production S.A. ("JBA")                                   Madagascar
Tefrani S.A.                                                  Mauritius